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EXHIBIT 11
HUDSON FOODS, INC. AND SUBSIDIARIES
CALCULATION OF EARNINGS PER SHARE
(In thousands except per share data)
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                                    Three Months Ended     Six Months Ended
                                   March 30,    April 1,  March 30,   April 1,
                                    1996         1995      1996        1995
Net income                          $1,882      $8,168    $10,881     $18,003
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PRIMARY EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding            30,083      29,531     30,065      28,388
  Common stock equivalents:
    Dilutive options                   343         583        344         564
                                   --------    --------   --------    --------
  Weighted average number of common
      and common equivalent shares  30,426      30,114     30,409      28,952
                                   ========    ========   ========    ========
  Primary earnings per share         $0.06       $0.27      $0.36       $0.62
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FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding            30,083      29,531     30,065      28,388
  Common stock equivalents:
    Dilutive options                   343         592        344         592
                                   --------    --------   --------    --------
  Weighted average number of common
      and common equivalent shares  30,426      30,123     30,409      28,980
                                   ========    ========   ========    ========
  Fully diluted earnings per share   $0.06       $0.27      $0.36       $0.62
==============================================================================
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